                                                                  Exhibit 4.13

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                               INDEMNIFICATION AND

                             REIMBURSEMENT AGREEMENT

                            Dated as of July 31, 1995

                                      among

                          MORRISON KNUDSEN CORPORATION,
                              an Ohio corporation,


                          MORRISON KNUDSEN CORPORATION,
                             a Delaware corporation,


                    FIDELITY AND DEPOSIT COMPANY OF MARYLAND,
                             a Maryland corporation,

                                       and

                 COLONIAL AMERICAN CASUALTY AND SURETY COMPANY,
                             a Maryland corporation,




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

                                TABLE OF CONTENTS


ARTICLE I

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.01  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.02  Other Definitional Provisions . . . . . . . . . . . . . . . . . .   7

ARTICLE II

                            REIMBURSEMENT OBLIGATIONS. . . . . . . . . . . .   8
     2.01  Reimbursements. . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.02  Obligations Absolute. . . . . . . . . . . . . . . . . . . . . . .   8
     2.03  Computation of Interest.. . . . . . . . . . . . . . . . . . . . .   9
     2.04  Payments by the MK Group. . . . . . . . . . . . . . . . . . . . .   9

ARTICLE III

                         REPRESENTATIONS AND WARRANTIES. . . . . . . . . . .   9
     3.01  Corporate Existence and Power . . . . . . . . . . . . . . . . . .   9
     3.02  Corporate Authorization; No Contravention . . . . . . . . . . . .  10
     3.03  Governmental Authorization. . . . . . . . . . . . . . . . . . . .  10
     3.04  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.05  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.06  Title to Properties . . . . . . . . . . . . . . . . . . . . . . .  11
     3.08  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV

                              AFFIRMATIVE COVENANTS. . . . . . . . . . . . .  12
     4.01  Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  12
     4.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     4.03  Preservation of Corporate Existence, Etc. . . . . . . . . . . . .  13
     4.04  Payment of Obligations. . . . . . . . . . . . . . . . . . . . . .  13
     4.05  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . .  13
     4.06  Inspection of Property and Books and Records. . . . . . . . . . .  14
     4.07  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  14
     4.08  Application of Proceeds . . . . . . . . . . . . . . . . . . . . .  14
     4.09  Inventory Levels. . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.10  Notice of Borrowing Under $25,000,000 Credit
              Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.11  Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.12  Withholding Payments. . . . . . . . . . . . . . . . . . . . . . .  15
     5.01  Mergers, Consolidations, Purchases and Sales. . . . . . . . . . .  15
     5.02  Transactions with Affiliates. . . . . . . . . . . . . . . . . . .  16
     5.03  Change in Business. . . . . . . . . . . . . . . . . . . . . . . .  16
     5.04  Change in Structure . . . . . . . . . . . . . . . . . . . . . . .  16
     5.05  Accounting Changes. . . . . . . . . . . . . . . . . . . . . . . .  16
     5.06  Other Contracts . . . . . . . . . . . . . . . . . . . . . . . . .  16
     5.07  Operations Relating to Transit Division . . . . . . . . . . . . .  16


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

ARTICLE VI

                                EVENTS OF DEFAULT. . . . . . . . . . . . . .  16
     6.01  Event of Default. . . . . . . . . . . . . . . . . . . . . . . . .  16
          (a)  Non-Payment . . . . . . . . . . . . . . . . . . . . . . . . .  16
          (b)  Representation or Warranty. . . . . . . . . . . . . . . . . .  16
          (c)  Other Defaults. . . . . . . . . . . . . . . . . . . . . . . .  17
          (d)  Non-Payment of Other Indebtedness . . . . . . . . . . . . . .  17
          (e)  Acceleration of Other Indebtedness. . . . . . . . . . . . . .  17
          (f)  Other Obligations . . . . . . . . . . . . . . . . . . . . . .  17
          (g)  Bankruptcy or Insolvency. . . . . . . . . . . . . . . . . . .  17
          (h)  Involuntary Proceedings . . . . . . . . . . . . . . . . . . .  18
          (i)  Monetary Judgments. . . . . . . . . . . . . . . . . . . . . .  18
          (j)  Non-Monetary Judgments. . . . . . . . . . . . . . . . . . . .  18
          (k)  Loss of Licenses. . . . . . . . . . . . . . . . . . . . . . .  18
          (l)  Change in Control . . . . . . . . . . . . . . . . . . . . . .  19
          (m)  Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     6.02  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     6.03  Rights Not Exclusive. . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VII

                                  MISCELLANEOUS. . . . . . . . . . . . . . .  19
     7.01  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . .  19
     7.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     7.03  No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . . .  20
     7.04  Costs, Expenses and Certain Fees. . . . . . . . . . . . . . . . .  20
     7.05  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     7.06  Marshalling; Payments Set Aside . . . . . . . . . . . . . . . . .  21
     7.07  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . .  22
     7.08  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.09  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.10  Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     7.11  Governing Law and Jurisdiction. . . . . . . . . . . . . . . . . .  22
     7.12  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . .  23
     7.13  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  23


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

                   INDEMNIFICATION AND REIMBURSEMENT AGREEMENT


          This Indemnification and Reimbursement Agreement is entered into as of July 31, 1995, among Morrison Knudsen Corporation, an Ohio corporation (the "MKO"), Morrison Knudsen Corporation, a Delaware corporation (the "MKD"), (MKO and MKD, collectively, the "MK GROUP"), and Fidelity and Deposit Company of Maryland, a Maryland corporation, and Colonial American Casualty and Surety Company, a Maryland corporation (collectively, the "BONDING COMPANY").


                              PRELIMINARY STATEMENT


          The Bonding Company has guaranteed certain obligations of the MK Group pursuant to a Guaranty Agreement (the "Guaranty") in the form of Exhibit A attached hereto and has arranged for the Guaranty to be supported by the NationsBank Letter of Credit (as hereinafter defined).

          The Bonding Company is unwilling to provide the Guaranty and the NationsBank Letter of Credit unless the repayment obligations set forth herein are the joint and several obligations of the MK Group and the parties hereby acknowledge that the Bonding Company is extending the Guaranty and the NationsBank Letter of Credit in reliance on such joint and several obligations.

          NOW, THEREFORE, in consideration of the above-recited extension of credit, and other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.01 DEFINED TERMS. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 5% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person.

          "AGREEMENT" means this Indemnification and Reimbursement Agreement, as amended, supplemented or modified from time to time.

          "BONDING COMPANY" means, collectively, Fidelity and Deposit Company of Maryland, a Maryland corporation, and Colonial American Casualty and Surety Company, a Maryland corporation.

          "BONDING COMPANY'S PAYMENT OFFICE" means the address set forth for the Bonding Company pursuant to Section 7.02.

          "BRIDGE LOAN AGREEMENT" has the meaning given to it in the $25,000,000 Credit Agreement.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Baltimore are authorized or required by law to close.

          "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of a Person or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

          "CHANGE IN CONTROL" shall have occurred if (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than Lenders to the MK Group) shall have acquired beneficial ownership (within the meaning of Rule 13d promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of MKD, or (ii) MKO ceases to be a wholly-owned subsidiary of MKD.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COLLATERAL" has the meaning given to it in the Pledge and Security Agreement dated as of July 31, 1995, between the Bonding Company and MKO.

          "COMPLIANCE CERTIFICATE" means a certificate of a Responsible Officer substantially in the form of Exhibit 4.01(d).

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "DEFAULT" means any event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

          "DEFAULT RATE" means a rate of interest equal to the Prime Rate plus two percent (2%) per annum, provided, that to the extent the Default Rate exceeds the Maximum Lawful Rate, the Default Rate shall be equal to the Maximum Lawful Rate.

          "DOCUMENTS" includes any and all instruments, documents, agreements, certificates and other writings, however evidenced.

          "DOLLARS" and "$" means lawful money of the United States.

          "EVENT OF DEFAULT" means any of the events specified in Section 6.01.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "GUARANTY" means that certain guaranty agreement dated as of July 31, 1995, among the Bonding Company and Mellon Bank, N.A. as agent for certain banks and other financial institutions named therein in the form of Exhibit A attached hereto.

          "INDEMNIFIED LIABILITIES" has the meaning specified in Section 7.05.

          "INDEMNIFIED PERSON" has the meaning specified in Section 7.05.

          "INSOLVENCY PROCEEDING" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement; in each case (a) and (b), whether under U.S. Federal, State or foreign law.

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing.

          "LIQUIDATION DATE" means the date on which an Obligation that is contingent becomes a Liquidated Obligation, including any date on which any payment is made by or on behalf of the Bonding Company under the Guaranty or the date of any draw under the NationsBank Letter of Credit.

          "LIQUIDATED OBLIGATION" means any Obligation that has become determinable as a sum certain, including any Obligation resulting from any payment by or on behalf of the Bonding Company under the Guaranty or the date of any draw under the NationsBank Letter of Credit.

          "MATERIAL ADVERSE EFFECT" means a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, properties, condition (financial or otherwise) or prospects of the MK Group taken as a whole, (b) the ability of the MK Group to perform under this Agreement or any document or agreement relating to this Agreement or (c) the legality, validity, binding effect or enforceability of this Agreement or any document or agreement relating to this Agreement.

          "MAXIMUM LAWFUL RATE" means the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable under this Agreement.

          "METRA CONTRACT" has the meaning given to it in the $25,000,000 Credit Agreement.

          "MKD" means Morrison Knudsen Corporation, a Delaware corporation.

          "MKO" means Morrison Knudsen Corporation, an Ohio corporation.

          "MORTGAGE" means any deed of trust, mortgage or other document creating a Lien on real property or any interest in real property.

          "MULTI-PARTY AGREEMENT" has the meaning given to it in the $25,000,000 Credit Agreement.

          "NATIONSBANK LETTER OF CREDIT" means an irrevocable letter of credit in the face amount of $25,000,000 dated on or about the date hereof, issued by NationsBank, N.A. in favor of Mellon Bank, N.A. as agent for certain banks and other financial institutions.

          "NON-METRA TRANSIT EXPENDITURES" means direct costs, indirect costs, and allocated overhead (allocated 71.1% to the Non-Metra Contracts and 28.9% to the Metra Contract) for the Non-Metra Contracts; PROVIDED, HOWEVER, that allocated overhead shall not include "401(k) and SERP" expenses, "Legal and Audit Services", "Professional and Consulting Services" and Audit Services", "Professional and Consulting Services" and "Other Outside Services", as those terms are used in the Morrison Knudsen Corporation 1995 Proposed Overhead Budget, attached hereto as Exhibit B.

          "OBLIGATIONS" means all indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the MK Group to the Bonding Company or any other Person required to be reimbursed or indemnified under this Agreement, of any kind or nature, present or future; provided, however, that "Obligations" shall not be deemed to include any amount paid by the Bonding Company pursuant to Section 10.13 of the Guaranty.

          "ORDINARY COURSE OF BUSINESS" means, in respect of any transaction involving the MK Group , the ordinary course of such Person's business, substantially as conducted by any such Person prior to or as of the Closing Date, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement.

          "PERMITTED LIENS" has the meaning given to it in the $25,000,000 Credit Agreement.

          "PERSON" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "PRIME RATE" means the rate of interest publicly announced by Mellon Bank, N.A. from time to time as its Prime Rate.

          "PROPERTY" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

          "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its Property is subject.

          "RESPONSIBLE OFFICER" means, for the MK Group, the Chief Executive Officer or the President of the MK Group , and with respect to financial matters, the Chief Financial Officer or the Treasurer of the MK Group.

          "REVOLVING CREDIT AGREEMENT" means that certain Credit Agreement dated as of July 31, 1995, between MKO and Bank of America National Trust and Savings Association as agent for certain banks and other financial institutions named therein.

          "SUBSIDIARY" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

          "TRANSIT DIVISION" means MKO's transit division.

          "UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

          "UNITED STATES" and "U.S." each means the United States of America.

          "$25,000,000 CREDIT AGREEMENT" means that certain Credit Agreement dated July 31, 1995 among MKD, MKO and Mellon Bank, N.A. as agent for certain banks and other financial institutions named therein.

     1.02  OTHER DEFINITIONAL PROVISIONS.

          (a) Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

          (b) All accounting terms not expressly defined herein shall be construed, except where the context otherwise requires, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

          (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "including" is not limiting and means "including without limitation".

          (d) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

          (e) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or the Guaranty Agreement.

          (f) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

          (g) The captions and headings of this Agreement Are for convenience of reference only and shall not affect the construction of this Agreement.

                                   ARTICLE II

                            REIMBURSEMENT OBLIGATIONS

     2.01 REIMBURSEMENTS. The MK Group, jointly and severally, agrees to reimburse the Bonding Company for the full amount of any Liquidated Obligation upon demand, together with interest thereon from the Liquidation Date. Each Liquidated Obligation shall bear interest at a rate per annum equal to the Default Rate; PROVIDED, HOWEVER, that at least one day of such interest shall be payable even if the MK Group reimburses the Bonding Company on the Liquidation Date in the full amount of such Liquidated Obligation.

     2.02 OBLIGATIONS ABSOLUTE. The obligations of the MK Group under this Agreement to reimburse the Bonding Company in accordance with Section 2.01 hereof shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (a) any lack of validity or enforceability of this Agreement, the NationsBank Letter of Credit, or the Guaranty;

          (b) the existence of any claim, set-off, defense or other right that the MK Group may have at any time against the Bonding Company or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the $25,000,000 Credit Agreement or other Documents relating thereto or any unrelated transaction;

          (c) any certificate or other document presented under the NationsBank Letter of Credit or the Guaranty proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (d) any payment by the Bonding Company under the Guaranty or and drawing under the NationsBank Letter of Credit, notwithstanding the fact that it may subsequently be determined that those may have been a valid defense to payment under the Guaranty or the NationsBank Letter of Credit;

          (e) any release or amendment or waiver of or consent to departure from any guarantee for all or any of the obligations of the MK Group in respect of this Agreement; or

          (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any member of the MK Group.

     2.03  COMPUTATION OF INTEREST.

          (a) All computations of interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest shall accrue during each period during which interest is computed from the first day thereof to the last day thereof.

          (b) Each determination of an interest rate by the Bonding Company pursuant to any provision of this Agreement shall be conclusive and binding on the MK Group in the absence of manifest error. The Bonding Company will, at the request of MKD or MKO, deliver to MKD or MKO, as the case may be, a statement showing the quotations used by the Bonding Company in determining any interest rate.

     2.04  PAYMENTS BY THE MK GROUP.

          (a) All payments (including prepayments) to be made by the MK Group on account of reimbursements, interest, and other sums due hereunder shall be made without set-off or counterclaim and shall be made to the Bonding Company, at the Bonding Company's Payment Office, in dollars and in immediately available funds no later than 11:00 a.m. (Baltimore time) on the date when due.

          (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, as the case may be.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     The MK Group, jointly and severally, represents and warrants to the Bonding Company that:

     3.01  CORPORATE EXISTENCE AND POWER.  Each member of the MK Group:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver and perform its obligations under this Agreement;

          (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

          (d)  is in compliance with all Requirements of Law;

except, in each case referred to in Section 3.01(c) or Section 3.01(d), to the extent that the failure to do so could not have a Material Adverse Effect.

     3.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each member of the MK Group of this Agreement have been duly authorized by all necessary corporate action and do not and will not:

          (a) contravene the terms of that Person's certificate of incorporation, bylaws or other organizational document;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument, Contractual Obligation, injunction, order, decree or undertaking to which such Person is a party; or

          (c)  violate any Requirement of Law.

     3.03 GOVERNMENTAL AUTHORIZATION. Except for those that have been obtained as of the date hereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery, performance or enforcement against the MK Group of the Agreement or any other instrument or agreement required hereunder to be made by the MK Group.

     3.04 BINDING EFFECT. This Agreement constitutes the legal, valid and binding obligations of the MK Group , to the extent any such Person is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     3.05 LITIGATION. Except as set forth in SCHEDULE 3.05 hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the MK Group, threatened or contemplated at law, in equity, in arbitration or before any Governmental Authority, against the MK Group , or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the MK Group could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any document or agreement relating to this Agreement, or directing that this transactions provided for herein or therein not be consummated as herein or therein provided.

     3.06 TITLE TO PROPERTIES. The MK Group has good record and marketable title in fee simple to or valid leasehold interests in all its property, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The property of the MK Group constituting Collateral is free and clear of all Liens or rights of others, except Permitted Liens.

     3.07 TAXES. Each member of the MK Group has filed all Federal and other material tax returns and reports required to be filed and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the MK Group which would, if the assessment were made, have a Material Adverse Effect.

      3.08 FULL DISCLOSURE. None of the representations or warranties made by the MK Group in this Agreement or any document or agreement relating to this Agreement as of the date of such representations and warranties, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the MK Group in this Agreement or any document or agreement relating to this Agreement contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

     The MK Group covenants and agrees that, so long as the NationsBank Letter of Credit and/or the Guaranty is outstanding or other amount due hereunder shall remain unpaid, unless the Bonding Company waives compliance in writing:

     4.01 FINANCIAL STATEMENTS. The MK Group shall deliver to the Bonding Company in form and detail satisfactory to the Bonding Company:

          (a) the financial statements and reports required of the MK Group in accordance with the terms of the Multi-Party Agreement and the $25,000,000 Credit Agreement; and

          (b) promptly, such additional financial and other information as the Bonding Company may from time to time reasonably request.

      4.02  NOTICES.  The MK Group shall promptly notify the Bonding Company:

          (a) of the occurrence of any Default or Event of Default and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

          (b) of any (i) breach or non-performance of, or any default under any Contractual Obligation of the MK Group which could result in a Material Adverse Effect; or (ii) dispute, litigation, investigation, proceeding or suspension which may exist at any time between the MK Group and any Governmental Authority which could result in a Material Adverse Effect;

          (c) of the commencement of, or any material development in, any litigation or proceeding affecting the MK Group (i) in which the amount of damages claimed is $20,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any document or agreement relating to this Agreement or the operations of the MK Group;

          (d) upon becoming aware of any Material Adverse Effect subsequent to the date hereof;

          Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the MK Group, setting forth details of the occurrence referred to therein and stating what action the MK Group proposes to take with respect thereto.

      4.03 PRESERVATION OF CORPORATE EXISTENCE, ETC. Subject to the provisions of Section 5.01, the MK Group shall:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its State or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

          (c) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with it; and

          (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could have a Material Adverse Effect.

      4.04 PAYMENT OF OBLIGATIONS. The MK Group shall pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the MK Group;

          (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; and

          (c) all Indebtedness as and when due and payable but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

      4.05 COMPLIANCE WITH LAWS. The MK Group shall comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards
Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

      4.06 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The MK Group shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the MK Group. The MK Group will permit representatives of the Bonding Company to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records anti make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, all at the expense of the MK Group and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the MK Group; PROVIDED, HOWEVER, when an Event of Default exists the Bonding Company may visit and inspect at the expense of the MK Group such properties at any time during business hours and without advance notice.

      4.07 FURTHER ASSURANCES. The MK Group shall ensure that all written information, exhibits and reports furnished to the Bonding Company do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Bonding Company and correct any defect or error that may be discovered therein or in any related document or agreement or in the execution, acknowledgement or recordation thereof.

      4.08  APPLICATION OF PROCEEDS.

          (a) Except for the payment of fees associated with the NationsBank Letter of Credit, the proceeds of any borrowings under the $25,000,000 Credit Agreement shall be applied solely to the payment of Non-Metra Transit Expenditures incurred from and after July 1, 1995 and shall not be applied to any other cost, expense or liability of any nature whatsoever;

          (b) The proceeds of any receivables from any assets constituting Collateral shall be applied solely to reduce the indebtedness due under the $25,000,000 Credit Agreement; and

          (c) No less frequently than weekly (commencing on August 4, 1995), the MK Group shall provide to the Bonding Company a certificate from the chief financial officer of MKD certifying, to the best of his knowledge, to the matters specified in (a) and (b) above.

      4.09 INVENTORY LEVELS. The MK Group shall maintain not less than $260,000,000 of Transit Division inventory. The MK Group shall ensure that the trade payables with respect to the

Transit Division shall not remain outstanding in excess of $33,000,000 (other than trade payables due to Nippon).

     4.10 NOTICE OF BORROWING UNDER $25,000,000 CREDIT AGREEMENT. The MK Group shall provide the Bonding Company with an exact written copy of any Notice of Borrowing (as defined in the $25,000,000 Credit Agreement) (by telex or facsimile transmission pursuant to the terms of Section 7.02 hereof) at least one Business Day in advance of providing such notice to the Agent in accordance with the terms of the Credit Agreement. The Company shall not authorize a request for the Agent to transfer funds pursuant to Section 9 of Schedule E to the T-Co Interim Credit Agreement if there is an Event of Default (as defined in Credit Agreement), or the occurrence of a Default that with the passage of time would become an Event of Default.

     4.11  GUARANTY.  The MK Group expressly acknowledges that, pursuant to
Section 2.1 of the Guaranty, the Bonding Company has the right to terminate the Guaranty with respect to advances made under the $25,000,000 Credit Agreement after providing written notice in accordance with the terms of the Guaranty.

     4.12 WITHHOLDING PAYMENTS. Concurrent with the payment of any payroll obligations to employees of the MK Group with respect to Transit Division operations, the Vice-President and Treasurer of MKD shall certify in writing to the Bonding Company that all withholding, 401(k), pension, retirement or other amounts payable to any plan trustee or Governmental Authority with respect to such payroll have been paid in full to such plan trustee or Governmental Authority in immediately available funds.


                                    ARTICLE V

                               NEGATIVE COVENANTS

          The MK Group hereby covenants and agrees that, so long as the NationsBank Letter of Credit and/or the Guaranty is outstanding or any amount payable hereunder shall remain unpaid, unless the Bonding Company waives compliance in writing:

     5.01 MERGERS, CONSOLIDATIONS, PURCHASES AND SALES. The MK Group shall not:

          (a)  be a party to any merger or consolidation;

          (b) transfer, convey, lease or otherwise dispose of all or any Transit Division Assets, except for sales of cars to customers of the Transit Division in the Ordinary Course of Business.

     5.02 TRANSACTIONS WITH AFFILIATES. The MK Group shall not enter into any transaction with any Affiliate of MKO or MKD or of any such Subsidiary except as contemplated by this Agreement or in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the MK Group or such Affiliate and upon fair and reasonable terms no less favorable to the MK Group or such Affiliate than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the MK Group.

      5.03 CHANGE IN BUSINESS. The MK Group shall not engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

     5.04 CHANGE IN STRUCTURE. The MK Group shall not make any changes in its capital structure (including, without limitation, in the terms of its outstanding stock) or amend its certificate of incorporation or bylaws if, as a result, there would be a reasonable likelihood of having a Material Adverse Change.

     5.05 ACCOUNTING CHANGES. The MK Group shall not make any significant change in accounting treatment and reporting practices, except as required by GAAP, or change the fiscal year of the MK Group.

     5.06 OTHER CONTRACTS. The MK Group shall not enter into any employment contracts or other arrangements whose terms, including salaries, benefits and other compensation, are not normal and customary in the industry.

     5.07 OPERATIONS RELATING TO TRANSIT DIVISION. (a) The MK Group shall not enter into any new agreements or make any new commitments with respect to the Transit Division, except in the Ordinary Course of Business and consistent with industry practice and (b) disbursements allocated to the Metra Contract shall not exceed receipts under the Metra Contract plus amounts drawn under the Revolving Credit Agreement.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

     6.01 EVENT OF DEFAULT. Any of the following events shall constitute an "Event of Default":

          (a) NON-PAYMENT. The MK Group fails to reimburse the Bonding Company for the full amount of any Liquidation Obligation in accordance with the terms of this Agreement; or

          (b) REPRESENTATION OR WARRANTY. Any representation or warranty by the MK Group herein, in any related document or agreement, which is contained in any certificate, document or financial or other statement furnished at any time under this Agreement, or in or related document or agreement, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) OTHER DEFAULTS. The MK Group fails to perform or observe any term or covenant contained in this Agreement (other than those covered in clause
(a) or (b) above) or any document or agreement relating to this Agreement for 10 days after written notice thereof has been given to the MK Group by the Bonding Company; or

          (d) NON-PAYMENT OF OTHER INDEBTEDNESS. The MK Group shall default in the payment when due (or within any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of or Indebtedness guaranteed by the MK Group (other than any Indebtedness of any entity of the MK Group to any other entity of the MK Group) which other Indebtedness shall in the aggregate exceed $1,000,000; or

          (e) ACCELERATION OF OTHER INDEBTEDNESS. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of or Indebtedness guaranteed by the MK Group (other than any Indebtedness of any entity of the MK Group to any other entity of the MK Group) or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given) to accelerate the maturity of such other Indebtedness, which other Indebtedness shall in the aggregate exceed $1,000,000; or

          (f) OTHER OBLIGATIONS. The MK Group shall default in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to any applicable grace period) of (i) any obligation or agreement of the MK Group to or with the Bonding Company, or (ii) any material obligation or agreement of the MK Group to or with any other Person (other than (x) any such material obligation or agreement constituting or related to Indebtedness, (y) trade accounts payable, and (z) any material obligation or agreement of any entity of the MK Group to any other entity of the MK Group), except only to the extent that the existence of any such default is being contested by the MK Group in good faith and by appropriate proceedings and the MK Group shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP; or

          (g) BANKRUPTCY OR INSOLVENCY. The MK Group (i) becomes insolvent or generally fails to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course substantially as it is conducted on the Closing

Date; (iii) commences any Insolvency Proceeding or files any petition or answer in any Insolvency Proceeding; (iv) acquiesces in the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or effects a plan or other arrangement with its creditors; (v) admits the material allegations of a petition filed against it in any Insolvency Proceeding, or (vi) takes any action to effectuate any of the foregoing; or

          (h) INVOLUNTARY PROCEEDINGS. Any involuntary Insolvency Proceeding is commenced or filed against the MK Group or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the MK Group's assets and any such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; or

          (i) MONETARY JUDGMENTS. One or more final judgments, orders or decrees shall be entered against the MK Group involving in the aggregate a liability (not fully covered by insurance) of $20,000,000 or more, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof, (ii) for and to the extent to which the MK Group is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent to which the MK Group is otherwise indemnified if the terms of such indemnification and the Person providing such indemnification are satisfactory to the Bonding Company, or (iii) that have been stayed pending appeal, provided that no execution or enforcement is then possible; or

          (j) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree shall be rendered against the MK Group which does or could be expected to have a Material Adverse Effect, and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k) LOSS OF LICENSES. Any Governmental Authority shall revoke or fail to renew any license, permit or franchise of the MK Group or the MK Group shall for any reason lose any license, permit or franchise or the MK Group shall suffer the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any license, permit or franchise, and any of such could result in a Material Adverse Effect on the MK Group; or

          (l)  CHANGE IN CONTROL.  Any Change in Control shall occur; or

          (m) WARRANTS. Pursuant to that certain Securities Purchase Agreement dated of even date herewith between MKD and Fidelity and Deposit Company of Maryland (the "Purchase Agreement"), the Company fails to issue the Warrants (as defined in the Purchase Agreement) to Fidelity and Deposit Company of Maryland prior to the Closing Date (as defined in the Purchase Agreement).

          (n) OTHER EVENTS OF DEFAULT. The occurrence of an "Event of Default" as defined in any of (i) the Override Agreement dated as of July 31, 1995, among MKO, MKD and Mellon Bank, N.A. as agent for certain other banks and financial institutions named therein (ii) the Bridge Loan Agreement (iii) the $25,000,000 Credit Agreement, or (iv) the Revolving Credit Agreement.

     6.02 REMEDIES. If any Event of Default occurs, the Bonding Company may exercise all rights and remedies available to it under this Agreement or applicable law.

     6.03 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement.


                                   ARTICLE VII

                                  MISCELLANEOUS

     7.01 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other document or agreement relating to this Agreement and no consent with respect to any departure by the MK Group therefrom, shall be effective unless the same shall be in writing and signed by the Bonding Company and the MK Group, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

     7.02  NOTICES.

          (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed or delivered, (i) if to the MK Group, to its address specified on the signature pages hereof, (ii) if to the Bonding Company, to its address specified on the signature pages hereof; or, as to the MK Group or the Bonding Company, to such other address as shall be designated by such party in a written notice to the other parties, and as to each other party, at such other address as shall be designated by such party in a written notice to the MK Group and the Bonding Company. All notices, requests, and other communications provided for hereunder shall, if sent by facsimile, telegraphic, or telexed transmission, be confirmed in writing (other than by facsimile, telegraphic, or telex transmission) sent by overnight delivery.

          (b) All such notices and communications shall, when transmitted by overnight delivery, telegraphed, telecopied by facsimile, telexed or cabled, be effective when delivered for overnight delivery or to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, or if delivered, upon delivery.

          (c) The Bonding Company shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the MK Group to give such notice and the Bonding Company shall not have any liability to the MK Group or other Person on account of any action taken or not taken by the Bonding Company in reliance upon such telephonic or facsimile notice. The obligation of the MK Group to repay the Obligations shall not be affected in any way or to any extent by any failure by the Bonding Company to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bonding Company of a confirmation which is at variance with the terms understood by the Bonding Company to be contained in the telephonic or facsimile notice.

     7.03 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Bonding Company, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     7.04 COSTS, EXPENSES AND CERTAIN FEES. The MK Group, jointly and severally, agrees:

          (a) to pay or reimburse the Bonding Company on demand for all costs and expenses incurred in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to, this Agreement, and any other documents prepared in connection herewith or therewith (including, without limitation, obtaining and maintaining the NationsBank Letter of Credit), and the consummation of the transactions contemplated hereby and thereby, including the reasonable costs and expenses of counsel to the Bonding Company (and the allocated cost of internal counsel) with respect thereto;

          (b) in the event any Bonding Company takes any action in connection with the enforcement or preservation of any rights under this Agreement or any document or agreement relating thereto (including, without limitation, any "workout" or restructuring of this Agreement or any related document or agreement), to pay or reimburse the Bonding Company on demand for all costs and expenses incurred by it in connection with the enforcement or preservation of any rights thereunder, including, without limitation, costs, fees and out-of-pocket expenses of counsel (and the allocated cost of internal counsel) to the Bonding Company;

          (c) to pay or reimburse the Bonding Company on demand for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing fees, incurred or sustained by the Bonding Company in connection with the matters referred to under paragraphs (a) and (b) above, but, in the case of an appraisal, only to the extent it was reasonable to obtain such appraisal.

     7.05 INDEMNITY. The MK Group shall pay, indemnify, and hold the Bonding Company and their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including fees and expenses of counsel and allocated costs of internal counsel) of any kind or nature whatsoever with respect to the enforcement, performance and administration of this Agreement, the Guaranty, and the NationsBank Letter of Credit Documents, or the transactions contemplated herein, and with respect to any investigation, litigation or proceeding related to this Agreement, the Guaranty, or the NationsBank Letter of Credit (whether or not any Indemnified Person is a party thereto) (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the MK Group shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of such Indemnified Person or (ii) legal fees associated with disputes initiated by the Bonding Company solely between or among the parties to the Guaranty Agreement or the NationsBank Letter of Credit including, but not limited to, any amounts paid by the Bonding Company under Section 10.13 of the Guaranty. The agreements in this section shall survive payment of all other Obligations.

     7.06 MARSHALLING; PAYMENTS SET ASIDE. The Bonding Company shall be under no obligation to marshall any assets in favor of the MK Group or any other Person or against or in payment of any or all of the Obligations. To the extent that the MK Group makes a payment or payments to the Bonding Companies, or the Bonding

Companies enforce their Liens, and such payment or payments or the proceeds of such enforcement or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement had not occurred.

     7.07 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the MK Group may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bonding Company.

     7.08 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     7.09 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality of or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     7.10 TIME. Time is of the essence as to each term or provision of this Agreement.

     7.11  GOVERNING LAW AND JURISDICTION.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE STATE AND FEDERAL COURTS LOCATED IN BALTIMORE, MARYLAND, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH MEMBER OF THE MK GROUP AND THE BONDING COMPANY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THOSE COURTS. EACH MEMBER OF THE MK GROUP, AND THE BONDING COMPANY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH MEMBER OF THE MK GROUP AND THE BONDING COMPANY WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER

PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY MARYLAND LAW.

     7.12 WAIVER OF JURY TRIAL. EACH MEMBER OF THE MK GROUP AND THE BONDING COMPANY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH MEMBER OF THE MK GROUP AND THE BONDING COMPANY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

     7.13 ENTIRE AGREEMENT. This Agreement embodies the entire Agreement and understanding among the MK Group and the Bonding Company with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of such persons, verbal or written, relating to the subject matter hereof.

     7.14 INTERPRETATION. This Agreement is the result of negotiations between and has been reviewed by counsel to the Bonding Company and the MK Group, and is the product of all parties hereto. Accordingly, this Agreement shall not be construed against the Bonding Company merely because of the Bonding Company's involvement in the preparation of such documents and agreements.

           IN WITNESS WHEREOF, this Agreement is executed effective as of the day and year first above written.

                         BONDING COMPANY:

                         FIDELITY AND DEPOSIT COMPANY OF MARYLAND
                         300 Saint Paul Place
                         Baltimore, Maryland  21202


                         By: /s/
                         Name:
                         Title:

                         COLONIAL AMERICAN CASUALTY AND SURETY COMPANY 300 Saint Paul Place
                         Baltimore, Maryland  21202


                         By: /s/
                         Name:
                         Title:



                  [MORE SIGNATURES ON FOLLOWING PAGE]

                         MK GROUP:

                         MORRISON-KNUDSEN CORPORATION,
                         a Delaware corporation
                         Morrison Knudsen Plaza
                         P.O. Box 73
                         Boise, Idaho  82729

                         By:    /s/ D.L. Brigham
                         Name:  D.L. Brigham
                         Title: VP & Treasurer

                         MORRISON-KNUDSEN CORPORATION,
                         an Ohio corporation
                         Morrison Knudsen Plaza
                         P.O. Box 73
                         Boise, Idaho  82729


                         By:    /s/ D.L. Brigham
                         Name:  D.L. Brigham:
                         Title: VP & Treasurer: